Exhibit 99.1

Release: Immediate	Contact:	Ronda J. Williams
312-706-3232

Oil-Dri Reports Record Second Quarter and
First Half Sales and Improving Trend

CHICAGO – February 22, 2006- Oil-Dri Corporation of America (NYSE: ODC) today announced record second quarter sales of $53,963,000 for the three month period ended January 31, 2006.  Sales were 9% greater than sales of $49,481,000 in the same quarter one year ago.  Net income for the quarter was $1,867,000 or $0.32 per diluted share, compared with net income of $2,146,000 or $0.36 per diluted share in the second quarter one year ago.

Net sales for the first six-month period were a record $101,752,000 compared with sales of $93,602,000 in the same period one year ago.  Net income for the six-month period was $2,895,000 or $0.50 per diluted share, compared with net income of $3,426,000 or $0.57 per diluted share last fiscal year.

In the first quarter, the Company recorded non-recurring income of $0.05 per diluted share from the sale of water rights owned in northern Nevada.  These non-strategic assets were sold to an unaffiliated party in August 2005.  There were no non-recurring items in the second quarter.

SECOND QUARTER REVIEW

Dan Jaffee, President and CEO stated, “We are quite pleased with our second quarter results as they reflect an improving trend in our overall business. Quarterly results demonstrate the company’s progress in rebuilding our profit margins after the unprecedented increase in energy and other costs following hurricanes Katrina and Rita. This trend is especially apparent as compared to the first quarter results of this fiscal year.  The business is strong and showing growth in both existing and new accounts.  Margins are improving over those of the previous quarter.

“We have been able to raise prices to help offset some of the energy cost increases, which have now leveled off but are nearly double since last year. Additional price increases are scheduled in the second half of the year, which should further improve our profit margins.

“We saw sales growth in our fluids purification, agricultural carriers and scoopable cat litters, all of which are value added products.”

BUSINESS REVIEW

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Sales for the Company’s Business-to-Business Group were $18,298,000 up 11% for the second quarter and $35,109,000 up 15% for the first half.  Group income was $4,157,000 up 10% for the quarter. Sales increases were realized over several product lines including co-packaged cat litters, Pure-Flo bleaching clays, Agsorb carriers, and ConditionAde binders. A combination of increased sales, price increases and product mix contributed to positive group income.  This group continues to face increased manufacturing expense associated with higher energy costs.

•

Sales for the Company’s Retail and Wholesale Group were $35,665,000 up 8% in the second quarter and $66,643,000 up 6% for the first half.  Group income was $2,284,000 down 34% for the quarter.  Sales increases for both branded scoopable litters, Cat’s Pride and Jonny Cat, were higher over last year due to price and volume increases. Private label accounts also contributed to increased sales from new distribution in the non-grocery segment.  Industrial and automotive absorbent sales enjoyed sales increases but losses in gross profit.  The Group’s inability to pass on most of the higher manufacturing, packaging and transportation costs associated with energy continues to impact margins for the group.  The group is obtaining price increases but they are being absorbed by cost increases.

FINANCIAL HIGHLIGHTS

On December 6, 2005, Oil-Dri’s Board of Directors declared a regular quarterly cash dividend of $0.12 per share of the Company’s Common Stock.  The dividend will be payable on March 17, 2006 to stockholders of record at the close of business on February 10, 2006.  At the January 31, 2006 closing price of $17.62 per share and assuming cash dividends continue at the same rate, the annual yield on Common Stock is 2.7%.

During the quarter the Company repurchased 102,200 shares of Common Stock at the average price of $17.87 per share.

Cash, cash equivalents and short-term investments at January 31, 2006, totaled $29,485,000.  Operating cash flow for the six-month period was $455,000.  Capital expenditures for the six-month period totaled $4,624,000, which is $1,017,000 more than the depreciation and amortization of $3,607,000.

On December 16, 2005, the Company sold at face value $15,000,000 of senior unsecured notes.  The notes have a final maturity of ten-years and bear interest at 5.89% per annum.  The proceeds of the sale may be used to fund future principal payments of the Company’s debt, acquisitions, stock repurchases, capital expenditures and for working capital purposes.

The Company has provided historical financial data on its two operating segments for fiscal 2005, which is included in this quarter’s earnings release.

FORWARD OUTLOOK

Jaffee stated, “We are optimistic about the financial results for the second half of the fiscal year. While we still face energy cost pressures on our cost of goods, further price increases and new business will help to rebuild our profit margins.

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The Company will offer a live web cast of the second quarter earnings teleconference on February 23, 2006, at 10a.m. CT.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri web site.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural, animal health and fluids purification and other specialty markets and is the world’s largest manufacturer of cat litter

Pure-Flo, Agsorb, ConditionAde, Cat’s Pride and Jonny Cat are all registered trademarks of the Oil-Dri Corporation of America.

This release contains certain forward-looking statements regarding the Company’s expected performance for future periods, and actual results for such periods might materially differ.  Such forward-looking statements are subject to uncertainties which include, but are not limited to, intense competition from much larger organizations in the consumer market; the level of success in implementation of price increases and surcharges; increasing acceptance of genetically modified and treated seed and other changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, volatility in the price and availability of natural gas, fuel oil and other energy sources, and other factors detailed from time to time in the Company’s annual report and other reports filed with the Securities and Exchange Commission.

O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Second Quarter Ended January 31,

	2006	% of Sales	2005	% of Sales

Net Sales	$53,963	100.0%	$49,481	100.0%
Cost of Sales	43,395	80.4%	37,902	76.6%

Gross Profit	10,568	19.6%	11,579	23.4%
Operating Expenses	(7,742)	-14.3%	(8,472)	-17.1%

Operating Income	2,826	5.2%	3,107	6.3%
Interest Expense	(539)	-1.0%	(453)	-0.9%
Other Income	262	0.5%	258	0.5%

Income Before Income Taxes	2,549	4.7%	2,912	5.9%
Income Taxes	682	1.3%	766	1.5%

Net Income	$1,867	3.5%	$2,146	4.4%

Net Income Per Share:
Basic Common	$0.37		$0.42
Basic Class B Common	$0.27		$0.31
Diluted	$0.32		$0.36
Average Shares Outstanding:
Basic Common	4,006		4,056
Basic Class B Common	1,458		1,451
Diluted	5,805		5,993

	Six Months Ended January 31,

	2006	% of Sales	2005	% of Sales

Net Sales	$101,752	100.0%	$93,602	100.0%
Cost of Sales	82,757	81.3%	72,355	77.3%

Gross Profit	18,995	18.7%	21,247	22.7%
Gain on Sale of Long-Lived Assets	415	0.4%	—	—
Operating Expenses	(15,001)	-14.7%	(16,115)	-17.2%

Operating Income	4,409	4.3%	5,132	5.5%
Interest Expense	(969)	-1.0%	(895)	-1.0%
Other Income	512	0.5%	393	0.4%

Income Before Income Taxes	3,952	3.9%	4,630	4.9%
Income Taxes	1,057	1.0%	1,204	1.3%

Net Income	$2,895	2.8%	$3,426	3.6%

Net Income Per Share:
Basic Common	$0.57		$0.67
Basic Class B Common	$0.43		$0.50
Diluted	$0.50		$0.57
Average Shares Outstanding:
Basic Common	4,003		4,054
Basic Class B Common	1,458		1,451
Diluted	5,810		5,972

O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

		As of January 31,

		2006	2005

Current Assets
Cash, Cash Equivalents and Investments		$29,485	$20,071
Accounts Receivable, net		28,165	24,681
Inventories		15,444	13,082
Prepaid Expenses		8,514	8,742

	Total Current Assets	81,608	66,576

Property, Plant and Equipment		48,618	48,205
Other Assets		12,916	12,348

Total Assets		$143,142	$127,129

Current Liabilities
Current Maturities of Notes Payable		$3,080	$1,580
Accounts Payable		6,158	5,195
Dividends Payable		608	568
Accrued Expenses		14,951	15,644

	Total Current Liabilities	24,797	22,987

Long-Term Liabilities
Notes Payable		35,160	23,240
Other Noncurrent Liabilities		7,850	6,663

	Total Long-Term Liabilities	43,010	29,903

Stockholders’ Equity		75,335	74,239

Total Liabilities and Stockholders’ Equity		$143,142	$127,129

Book Value Per Share Outstanding		$13.80	$13.49
Additions to and Acquisitions of Property, Plant and Equipment	Second Quarter	$1,589	$2,216
	Year to Date	$4,624	$3,964
Depreciation and Amortization Charges	Second Quarter	$1,810	$1,896
	Year to Date	$3,607	$3,822

O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A

Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Six Months Ended January 31

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$2,895	$3,426
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	3,607	3,822
(Increase) in Accounts Receivable	(4,711)	(614)
(Increase) in Inventories	(2,758)	(684)
Increase in Accounts Payable	1,030	21
Increase (Decrease) in Accrued Expenses	1,283	(1,098)
Other	(891)	786

Total Adjustments	(2,440)	2,233

Net Cash Provided by Operating Activities	455	5,659

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(4,624)	(3,964)
Other	(7,894)	1,559

Net Cash Used in Investing Activities	(12,518)	(2,405)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(80)	(2,580)
Dividends Paid	(1,165)	(1,079)
Purchase of Treasury Stock	(1,826)	(3,947)
Proceeds from Issuance of Long-Term Debt	15,000	—
Other	1,307	2,923

Net Cash Provide by (Used in) Financing Activities	13,236	(4,683)

Effect of exchange rate changes on Cash and Cash Equivalents	(245)	(242)
Net Increase (Decrease) in Cash and Cash Equivalents	928	(1,671)
Cash and Cash Equivalents, Beginning of Year	5,945	6,348

Cash and Cash Equivalents, January 31	$6,873	$4,677

OIL-DRI CORPORATION OF AMERICA
TWO OPERATING SEGMENT PRESENTATION FY05

	Three Months Ended								Year Ended

	October 31, 2004		January 31, 2005		April 30, 2005		July 31, 2005		July 31, 2005

	Net Sales	Income	Net Sales	Income	Net Sales	Income	Net Sales	Income	Net Sales	Income

	(in thousands)
Retail and Wholesale Products	$30,180	$2,485	$32,973	$3,461	$30,418	$2,440	$31,499	$3,161	$125,070	$11,547
Business to Business Products	13,941	2,977	16,508	3,783	17,831	3,648	14,518	2,932	62,798	13,340

Total Sales/Operating Income	44,121	5,462	49,481	7,244	48,249	6,088	46,017	6,093	187,868	24,887
Less:
Corporate Expenses		3,387		3,988		3,063		4,222		14,660
Interest Expense, net of Interest Income		357		344		311		283		1,295

Income before Income Taxes		1,718		2,912		2,714		1,588		8,932
Income Taxes		438		766		742		446		2,392

Net Income		$1,280		$2,146		$1,972		$1,142		$6,540